Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

Name	Place of Incorporation
FCC Futures, Inc.	Iowa, US
FCC Investments, Inc.	Iowa, US
FCStone Asia Pte. Ltd	Singapore
FCStone Australia Pty, Ltd.	Australia
FCStone Canada ULC	Nova Scotia, Canada
FCStone Commodity Services (Europe), Ltd.	Ireland
FCStone do Brazil Ltda.	Brazil
FCStone Group, Inc.	Delaware
FCStone Merchant Services, LLC	Delaware, US
FCStone Paraguay S.R.L.	Paraguay
FCStone, LLC	Iowa, US
Gainvest Asset Management Ltd.	British Virgin Islands
Gainvest S.A. Sociedad Gerente de Fondos Comunes de Inversion	Argentina
Gainvest Uruguay Asset Management S.A.	Uruguay
Gletir S.A.	Uruguay
INTL Asia Pte. Ltd	Singapore
INTL Capital and Treasury Global Services Ltd.	Nigeria
INTL Capital S.A.	Argentina
INTL CIBSA Sociedad de Bolsa S.A.	Argentina
INTL Commodities DMCC	Dubai, United Arab Emirates
INTL Commodities Mexico S de RL de CV	Mexico
INTL Commodities, Inc.	Delaware, US
INTL FCStone Capital Assessoria Financeira Ltda.	Brazil
INTL FCStone DTVM Ltda.	Brazil
INTL FCStone (Europe) Ltd.	United Kingdom
INTL FCStone (Netherlands) B.V.	The Netherlands
INTL FCStone SA	Argentina
INTL FCStone Securities Inc.	Florida, US
INTL FCStone Trading Co., Ltd	China
INTL Global Currencies Limited	United Kingdom
INTL Hanley, LLC	Iowa, US
INTL Holding (U.K.) Limited	United Kingdom
INTL Korea Limited	Republic of Korea
INTL Netherlands B.V.	The Netherlands
INTL Participacoes Ltda.	Brazil
INTL Provident, Inc.	Florida, US
INTL Universal Commercial (Shanghai) Co., Ltd.	China
Westown Commodities, LLC	Iowa, US